Exhibit 99.1

CVR Energy, Inc.

Preliminary Financial Results for the three months ended June 30, 2013

Based on preliminary operating results for the three months ended June 30, 2013, CVR Energy’s net sales are expected to be between $2,210.0 million and $2,230.0 million, net income is expected to be approximately $170.0 million to $195.0 million and Adjusted EBITDA is expected to be approximately $215.0 million to $225.0 million, compared to net sales of $2,308.3 million, net income of $154.7 million and Adjusted EBITDA of $407.0 million for the three months ended June 30, 2012. CVR Energy’s net sales decrease was primarily due to lower sales volume and lower product prices for gasoline in its petroleum refining segment. The decrease in Adjusted EBITDA was primarily due to a decrease in refining margin adjusted for FIFO impact, which specifically includes increased costs associated with RINs, and reduced ownership in CVR Refining and CVR Partners.

The following table sets forth a reconciliation of net income to Adjusted EBITDA for CVR Energy for the periods indicated below:

	Three Months Ended	Three Months Ended June 30, 2013 (Estimated)
	June 30, 2012 (Actual)	Low	High
	(unaudited)	(unaudited)
	(in millions)	(in millions)
Net income attributable to CVR Energy stockholders	$154.7	$170.0	$195.0
Add:
Interest expense and other financing costs, net of interest income	18.8	12.3	12.0
Income tax expense	91.1	105.0	95.0
Depreciation and amortization	32.2	35.7	34.4
EBITDA adjustments included in noncontrolling interest	(1.8)	(12.0)	(11.9)
EBITDA	295.0	311.0	324.5
Add:
FIFO impacts (favorable) unfavorable	105.4	(24.0)	(26.0)
Share-based compensation	17.8	4.5	4.0
Major scheduled turnaround expenses	2.5	—	—
Unrealized (gain) loss on derivatives, net	(46.9)	(104.7)	(106.8)
Expenses associated with proxy matter	29.4	—	—
Expenses associated with Gary-Williams acquisition	4.6	—	—
Adjustments included in noncontrolling interest	(0.8)	28.2	29.3
Adjusted EBITDA	$407.0	$215.0	$225.0

Use of Non-GAAP Financial Measures

To supplement the actual results in accordance with GAAP for the applicable periods, CVR Energy also uses the non-GAAP measures discussed above, which are reconciled to our GAAP-based results above. These non-GAAP financial measures should not be considered an alternative for GAAP results. The adjustments are provided to enhance an overall understanding of CVR Energy’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.

EBITDA and Adjusted EBITDA. EBITDA represents net income before (i) interest expense and other financing costs, net of interest income, (ii) income tax expense and (iii) depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for FIFO impacts (favorable) unfavorable, share-based compensation, major scheduled turnaround expenses, loss on disposition of fixed assets, unrealized (gain) loss on derivatives, net, loss on extinguishment of debt and expenses associated with the Gary Williams acquisition. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flow from operations. Management believes that EBITDA and Adjusted EBITDA enables investors to better understand and evaluate our ongoing operating results and allows for greater transparency in reviewing our overall financial, operational and economic performance. EBTIDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The preliminary financial results presented herein have been prepared by, and are the responsibility of, the management of CVR Energy. These amounts reflect the current best estimates as of the date of hereof and may be revised as a result of further review of the results and in connection with the review of CVR Energy’s condensed consolidated financial statements. During the course of the preparation of the condensed consolidated financial statements and related notes, additional items that would require material adjustments to be made may be identified. Neither CVR Energy’s accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to these estimated results, nor have they expressed any opinion thereon.